UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 11, 2007

GENCO SHIPPING & TRADING LIMITED
(Exact Name of Registrant as Specified in Charter)

Republic of the Marshall Islands	000-28506	98-043-9758
(State or Other Jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

299 Park Avenue 20th Floor (Address of Principal Executive Offices)	10171 (Zip Code)

Registrant’s telephone number, including area code:  (646) 443-8550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01                      Regulation FD Disclosure.

The Company disclosed the following information today:

•	To date, the Company has accumulated ownership of 18.2% of the outstanding stock of Jinhui Shipping and Transportation Limited.

•	The Company has updated certain of its pro forma financial information as of June 30, 2007 as follows:

Selected Financial Information
Updated Pro Forma 06/30/07*
(Dollars in thousands)

Balance Sheet		Liquidity Position
Cash	$39,258	Revolving Credit Facility	$1,377,000
Debt	$720,083	Undrawn Facilities	$656,917
Shareholders’ Equity	$370,974	Cash	$39,258
Net Debt**	$680,825
Capitalization, net of cash	$1,051,799

Net Debt / Capitalization, net of cash	65%	Total Liquidity	$696,175

Pro Forma Reconciliation
06/30/07
(Dollars in thousands)

06/30/07 Actual		Adjustment*	06/30/07 Pro Forma
Cash	$67,798	$(28,540)	$39,258
Debt	$283,233	436,850	$720,083
Net Debt**	$215,435	-	$680,825
Shareholders’ Equity	$387,814	$(16,840)	$370,974
Capitalization, net of cash	$603,249	-	$1,051,799

Net Debt & Total Capitalization Reconciliation
Pro Forma 06/30/07*
(Dollars in thousands)

06/30/07
Pro Forma Debt	$720,083
Less: Pro Forma Cash*	$39,258
Pro Forma Net Debt**	$680,825

Plus: Pro Forma Shareholders’ Equity*	$370,974
Pro Forma Capitalization, net of cash	$1,051,799

* June 30, 2007 pro forma balance sheet information takes into effect the Company’s payment of dividends of $16.84 million on August 31, 2007 to all shareholders of record as of August 17, 2007, the drawdown of $178.25 million on July 24, 2007 related to the deposits on the 9 Capesize vessel acquisition, the drawdown of $225 million for the payment of 90% of the price for the Genco Augustus, and Genco Tiberius, the two vessels delivered during the third quarter of 2007, the drawdown of $33.6 million on August 14, 2007 for the deposit of the Evalend 6 vessel acquisition and the use of $11.7 million in cash for the purchase of 1,116,500 of additional Jinhui shares. We believe this information provides investors with a better understanding of our financial position.

**Net debt is calculated as debt minus cash.

•	The Company has updated information on its estimated payment schedule for vessels it has agreed to acquire as follows:

Vessel Name	Expected Delivery(1)	Deposit % of Purchase Price	Deposit Payment (2)	Payment on Delivery	Total Price
Genco London	Q4 2007	15%	$18,750	$106,250	$125,000
Genco Titus	Q4 2007	15%	18,750	106,250	125,000
Genco Constantine	Q2 2008	15%	19,350	109,650	129,000
Genco Hadrian	Q4 2008	20%	24,200	96,800	121,000
Genco Commodus	Q2 2009	20%	24,200	96,800	121.000
Genco Maximus	Q2 2009	20%	24,000	96,000	120,000
Genco Claudius	Q3 2009	20%	24,000	96,000	120,000

Genco Predator	Q4 2007	10%	6,575	59,175	65,750
Genco Warrior	Q4 2007	10%	6,575	59,175	65,750
Genco Hunter	Q4 2007	10%	7,100	63,900	71,000
Genco Charger	Q4 2007	10%	4,500	40,500	45,000
Genco Challenger	Q4 2007	10%	4,200	37,800	42,000
Genco Champion	Q4 2007	10%	4,650	41,850	46,500
Total:			$186,850	$1,010,150	$1,197,000

(1)	Estimated based on guidance from the sellers and respective shipyards.
(2)	Payable following execution of all definitive documentation for the purchase of the relevant vessel.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

The information set forth in this Item 7.01 contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in the Exhibit are the following:  (i) changes in demand or rates in the drybulk shipping industry; (ii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iii) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (iv) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (v) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, repairs, maintenance and general and administrative expenses; (vi) the adequacy of our insurance arrangements; (vii) changes in general domestic and international political conditions; (viii) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (ix) the number of offhire days needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims including offhire days; (x) the Company’s acquisition or disposition of vessels; (xi) the fulfillment of the closing conditions under the Company’s agreement to acquire the remaining seven Metrostar drybulk vessels; (xii) the fulfillment of the closing conditions under the Company’s agreement to sell the Genco Commander; (xiii) the fulfillment of the closing conditions under the Company’s agreements to acquire the six Evalend drybulk vessels; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Reports on Form 10-K for the year ended December 31, 2006 and its reports on Form 8-K and 10-Q.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Genco Shipping & Trading Limited has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                GENCO SHIPPING & TRADING LIMITED

                DATE:  September 11, 2007

                /s/ John C. Wobensmith
            John C. Wobensmith
                Chief Financial Officer, Secretary and Treasurer
            (Principal Financial and Accounting Officer)